UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 2, 2010

VOLT INFORMATION SCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	001-9232	13-5658129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1600 Stewart Avenue, Westbury, New York	11590
(Address of Principal Executive Offices)	(Zip Code)

(516) 228-6700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, Volt Information Sciences, Inc. (the “Company”) has not filed its Annual Report on Form 10-K for the year ended November 1, 2009 (the “2009 Form 10-K”) in a timely manner because of a prospective restatement of prior years’ financial statements. The 2009 Form 10-K was due February 1, 2010 after giving effect to a fifteen day extension under Rule 12b-25 promulgated under the Securities Exchange Act of 1934.

On February 2, 2010, the Company received a letter from the NYSE Regulation, Inc. (the “NYSE”) informing the Company that, as a result of its failure to timely file the 2009 Form 10-K, it is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the New York Stock Exchange’s Listed Company Manual.  Under those procedures, the NYSE has advised the Company that it will closely monitor the status of the filing of the 2009 Form 10-K and related public disclosures for up to a six-month period from its due date. If the Company has not filed the 2009 Form 10-K within six months of the filing due date, the NYSE may, in its sole discretion, allow the Company’s common stock to be traded for up to an additional six months to file the 2009 Form 10-K prior to commencing suspension or delisting procedures depending on the Company’s specific circumstances. The Company and its advisors are working expeditiously to complete the restatement process. At this time, the Company is not able to predict when it will complete the restatement and file the 2009 Form 10-K but expects to complete the process within the time frame.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.
Date:	February 8, 2010	By:	/s/ Jack Egan
Jack Egan, Senior Vice President and Chief Financial Officer